                                                Quarter Ended   Six Months Ended
                                                   July 5,           July 5,
                                              ----------------  ----------------
                                               1998     1999     1998     1999
                                              -------  -------  -------  -------
BASIC
Weighted average common shares
outstanding. . . . . . . . . . . . . . . . .   11,450   11,697   11,421   11,691
                                              =======  =======  =======  =======

Net income . . . . . . . . . . . . . . . . .  $ 5,008  $ 5,680  $ 9,285  $10,748
                                              =======  =======  =======  =======

Net income per common share. . . . . . . . .  $  0.44  $  0.49  $  0.81  $  0.92
                                              =======  =======  =======  =======

DILUTED
Weighted average common shares
outstanding. . . . . . . . . . . . . . . . .   11,450   11,697   11,421   11,691

Dilutive effect of stock options outstanding
during the period. . . . . . . . . . . . . .      354       94      337      129

Total common and common equivalent
shares . . . . . . . . . . . . . . . . . . .   11,804   11,791   11,758   11,820
                                              =======  =======  =======  =======

Net income . . . . . . . . . . . . . . . . .  $ 5,008  $ 5,680  $ 9,285  $10,748
                                              =======  =======  =======  =======

Net income per common share. . . . . . . . .  $  0.42  $  0.48  $  0.79  $  0.91
                                              =======  =======  =======  =======

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